EXHIBIT 99.1

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

(410)	951-9800

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

FTI CONSULTING TAPS KAUFMAN TO LEAD TECHNOLOGY INITIATIVE

Technology To Be Reported As Separate Business Segment

BALTIMORE, MD, January 11, 2006—FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, announced today that it has named Barry Kaufman to lead its rapidly expanding and increasingly pivotal technology initiative. In addition, beginning with the first quarter of 2006, FTI will begin reporting its technology business as a separate business segment.

Included in FTI’s Technology Consulting segment will be the electronic evidence and e-discovery practice group headed by David Remnitz, the complex litigation data analysis practice group headed by Rob Brunner and Eric Post, the software development group led by Eddie O’Brien, which includes Ringtail Legal 2005, and FTI’s application services provider and documents analytics business led by Seth Rierson and Joe Looby. Mr. Kaufman will also have oversight responsibilities for FTI’s internal technology platform.

With 30 years of experience in the consulting profession, Mr. Kaufman joined FTI in 2002 as vice president of operations and most recently served as executive vice president and chief risk management officer. During his initial tenure he helped build FTI’s technology practice and was instrumental in developing the relationship with Ringtail, which was acquired last year and serves as the backbone of FTI’s application service provider business.

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Prior to joining FTI, Mr. Kaufman was a partner in Andersen’s Business Consulting practice, where he led the Washington, DC-based organizational strategy and enterprise technology group that served the government market. At Andersen, he was responsible for helping government agencies achieve policy and performance goals mandated by Congress, the executive branch, state legislatures and citizen commissions. He also served as a risk management practice director for complex consulting engagements for clients in the telecommunications, consumer products, technology, oil and gas, and entertainment industries and was a member of the National Business Consulting quality assurance program. Prior to Andersen, Mr. Kaufman served as president of his own firm, KTFB, where he developed technical architecture solutions for a major consulting firm and the reengineering of a bankrupt city government. Before KTFB, he was a director with Kahn Consulting, which provided litigation consulting and corporate recovery services and was subsequently acquired by FTI. Mr. Kaufman holds a B.A. in economics from the University of Michigan and an M.B.A. in finance from Dartmouth College’s Tuck School of Business. He is a member of the American Institute of Certified Public Accountants.

Commenting on Mr. Kaufman’s promotion, FTI chief executive officer and president, Jack Dunn, said: “From our recent results to our vision of the future, it is clear that technology will be a vital key to our success. Fortunately, we enjoy a unique market niche, combining the best in domain content expertise with the best tools to provide intelligent, efficient end-to-end solutions. Barry’s extensive experience in restructuring and forensic accounting combined with his technology expertise makes him the ideal candidate to lead and continue to grow our technology business in the future.”

In a related announcement today, the Company appointed John MacColl executive vice president and chief risk officer. Mr. MacColl will assume Mr. Kaufman’s role and will have primary responsibility for the oversight of all the Company’s risk management activities.

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, mergers and acquisitions and regulatory issues. Strategically located in 24 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,300 employees includes numerous PhDs, MBAs, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients.

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This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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